UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ABGENIX, INC.

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AMGEN INC.

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Merger Q&A

Posted February 1, 2006

This set of merger Q&As includes answers to questions on:

•	Benefits
•	Business
•	Jobs
•	Stock Options

Benefits (holiday schedule, benefit programs, severance)

Q1:	What is the Amgen 2006 holiday schedule?

A:	Amgen’s 2006 holiday schedule is as follows:

2006 Holiday Schedule

New Year’s Day (observed) – Monday, January 2

Martin Luther King Jr.’s Birthday – Monday, January 16

President’s Day – Monday, February 20

Memorial Day – Monday, May 29

Day before Independence Day (floater) – Monday, July 3

Independence Day – Tuesday, July 4

Labor Day – Monday, September 4

Thanksgiving Day – Thursday, November 23

Day after Thanksgiving (floater) – Friday, November 24

Christmas Day (Observed) – Monday, December 25

Holiday Shutdown – Tuesday, December 26 – Friday, December 29

In addition, employees receive two optional holidays per year. Subject to their managers’ approval, employees may schedule these holidays whenever they wish during the year in which they are granted (for example, to observe a holiday not on Amgen’s regular schedule).

Q2:	If Abgenix employees are asked to stay on post merger, are they considered Amgen employees with Amgen benefits such as sick leave, vacation days, and insurance benefits?

A:	It is possible that some parts of the Amgen benefits programs will be made available to Abgenix staff members at different times during 2006, pending the resolution of issues like payroll and information systems integration and contractual obligations with Abgenix benefits vendors. Amgen anticipates the transition to the full Amgen benefits program will take place no later than December 31, 2006. Staff members will continue to be covered under current Abgenix benefits until the corresponding Amgen benefit program can be implemented.

Q3:	I understand that if Abgenix employees in Fremont are offered a position at an Amgen facility in the US and they decline the offer, they are not eligible for severance pay. Does that also apply to Abgenix employees in Burnaby?

A:	Your understanding is incorrect. Employees who are asked to relocate to any site other than Amgen San Francisco may decline to relocate and still be eligible to receive severance benefits.

It is anticipated that employees in Burnaby whose positions are eliminated will be eligible to receive severance benefits substantially similar to those provided to U.S. employees. Although the details of any such severance plan have not been decided, it is anticipated that Burnaby employees will not lose their eligibility for severance benefits if they decline an offer of employment at another Amgen site.

Q4:	Will we still receive $150 per month for opting out of the Abgenix health insurance plan in 2006?

A:	You may continue to participate in the Abgenix health plan or the “opt-out” plan in which you are enrolled for 2006 until the transition to the Amgen benefits program takes place. At the time of transition, you will be offered an opportunity to enroll in a variety of different Amgen benefit plans. Amgen currently does not offer a rebate for staff who opt out of the health insurance plans.

Q5:	Are Abgenix employees who are on a contract with the company, (e.g., maternity leave replacements), eligible for severance benefits if they lose their job as a result of the merger before their contract ends?

A:	No. Only regular employees, and not contract or temporary employees, as of the date of the Merger Agreement (December 14, 2005) are eligible for severance benefits.

Business

Q1:	How will Amgen evaluate the Abgenix Fremont site and use it to fit Amgen’s bigger picture for the short and long term?

A:	Amgen is excited about the joining of Abgenix and Amgen, a natural strategic fit given the companies’ strong existing relationship, common values, science focus and mission to serve patients. Following the acquisition, it is anticipated that the Fremont site will be dedicated to manufacturing panitumumab for the next five years. Amgen is delighted to welcome the Fremont site to the company’s world-class protein manufacturing network, including Thousand Oaks, Washington State, Colorado, Rhode Island, and Puerto Rico. At present our joint priority is to continue momentum and stay focused on the product and facility filings in order to achieve the licensure and successful launch of panitumumab.

Q2:	I’m using the online feedback forum Abgenix established to submit my questions. Why does it sometimes take so long to receive a response?

A:	Thank you for your patience. Your questions are being received and carefully reviewed. We know the response time may be frustrating. Both companies must follow content and legal review processes to ensure SEC compliance while we are still operating as two separate entities. We will continue to focus on providing responses as promptly as possible.

Jobs

Q1:	Do we need to actively apply for a position in Amgen to be considered for employment, or will we be automatically considered for jobs without needing to apply?

A:	The process that we will use to match non-manufacturing employees with potential opportunities is still under development. It will be communicated shortly and this question will be answered at that time.

Q2:	If a non-manufacturing Abgenix employee does not apply for employment opportunities at Amgen, is he/she eligible for the severance package? Will Amgen give an offer to an Abgenix non-manufacturing employee who doesn’t apply for any positions?

A:	The process that we will use to match active, regular, U.S. non-manufacturing employees with potential opportunities is still under development. It is certainly possible that an Abgenix active, regular, U.S. non-manufacturing employee could be offered a position at Amgen that they did not apply for – however, we intend to work hard to match Abgenix employee’s skills and interests with the opportunities that we have available.

Q3:	For employees in process sciences, what will be the new position titles for process development associate I, II, III, and senior PDA?

A:	Amgen is currently in the middle of a company-wide project to change its job grading and titling system. Abgenix employees who are retained will have their new titles and salary grades determined and communicated at the same time as all other Amgen employees (August/September 2006).

Stock Options

Q1:	Please explain the manner in which Abgenix options will be converted into Amgen options in connection with the merger. In addition, please provide answers to the following questions:

A.	Some Abgenix employees may have options that expire in July 2006. Will converted options have the same expiration date as in effect prior to the merger?

B.	Will incentive stock options (“ISOs”) be converted into ISOs and will non-qualified stock options be converted into non-qualified stock options? Will there be any tax consequence with the option conversion?

C.	If an option holder terminates service in July 2006 or later will such option holder have 90 days to exercise any converted Amgen options?

D.	How long will the option conversion process take? Will all options be converted regardless of whether an option holder’s position at the company has been determined as of the merger date?

A:	In General. Each outstanding Abgenix option with a per share exercise price less than or equal to $30 will be converted into an equivalent Amgen option. The number of shares of Amgen stock you may purchase upon exercise of your converted options and the per share exercise price of your converted options will be determined under a formula set forth in the Merger Agreement. The formula is based on the relative prices of Amgen common stock and Abgenix common stock upon the closing date of the merger. It is designed so that your converted options immediately following the merger will have approximately the same economic value as your Abgenix stock options immediately prior to the merger. Specifically, this formula provides that to determine:

•	the number of shares subject to each new Amgen option, you multiply the number of Abgenix shares subject to each Abgenix option by the Conversion Number, then round this number down to the nearest whole share;

•	the exercise price of each new Amgen option, you divide the exercise price of each Abgenix option by the Conversion Number, then round this number up to the nearest whole cent.

The Conversion Number is calculated by dividing $22.50 by the average of the closing prices of a share of Amgen common stock for each of the five consecutive trading days immediately preceding the closing date of the merger.

For example: Assume you hold an option to purchase 400 shares of Abgenix common stock immediately prior to the consummation of the merger. This option has an exercise price of $10 per share. Assume further that Amgen’s common stock closes at $75 per share on the five consecutive trading days immediately preceding the closing.

The Conversion Number would be equal to:

$22.50	=	.30
$75.00

Therefore, following the consummation of the merger, your Abgenix option will be converted into an option to purchase 120 shares of Amgen common stock [400 x .30 = 120], each with an exercise price of $33.34 [$10 ÷ .30 = $33.333, which becomes $33.34 after rounding up to the nearest whole cent].

The remaining terms and conditions of any converted options generally will be the same as the terms and conditions of the original Abgenix option, including with respect to exercisability, vesting, duration and the effect of termination of service.

A.	The expiration date of assumed Abgenix options held by employees will be the same following their conversion into Amgen options. All options must be exercised before the expiration of its term. The term of Abgenix options is typically 10 or 7 years from its date of grant, and the term for any converted options will be the same as the term of the original Abgenix option. Assuming that the original term of a particular Abgenix option expires on July 1, 2006, in no event could such option be exercised after July 1, 2006, whether or not it is assumed and converted into an Amgen option.

B.	You should consult your tax advisor regarding the tax consequences associated with any options that you hold.

C.	Typically, an employee who holds Abgenix options has 90 days following termination of employment to exercise the option and purchase the underlying shares of common stock. This is known as the post-termination exercise period. The post-termination exercise period of any converted options will be the same as the post-termination exercise period of the original Abgenix options. Of course, in no event can any option be exercised after the expiration of its term. Therefore, assuming that the term of a particular option expires on July 1, 2006, in no event could such option be exercised after July 1, 2006, notwithstanding the option’s post-termination exercise period.

D.	The conversion of Abgenix options into Amgen options will happen immediately upon the closing of the merger. Unless an employee terminates his or her employment prior to closing, all his or her options to purchase Abgenix common stock with a per share exercise price less than or equal to $30 will be converted into an equivalent option to purchase shares of Amgen common stock upon the closing of the merger. Please see also the answer to Question 3 regarding “Stock and Stock Options” from the January 12, 2006 Merger Q&As.

Q2:	It was mentioned in the teleconference before the holiday that the vesting period for certain options would be 3 years (after the merger). Does this mean that any options that are more than 3 years into the vesting period will be accelerated upon the merger?

A:	No. Prior to the closing of the merger, Abgenix may amend the vesting schedules of options granted in 2004 and 2005 that were granted with a four-year vesting schedule, with vesting to commence from its date of grant. These options may be amended to provide that the fourth (and final) year of vesting will be accelerated so that after three years from its date of grant, these options will be fully vested and exercisable. Options granted in other years or that do not currently vest over a four year period may not be amended and will continue to vest on their current schedules.

Example 1: On January 1, 2004, you were granted an option for 4800 shares. This option vests at the rate of 100 shares (or 1/48th) each month and, under its current vesting schedule, would become fully vested on January 1, 2008. However, under the amended vesting schedule, this option would vest 100 shares (or 1/48th) each month through January 1, 2007. On January 1, 2007, you would also become fully vested in the remaining 1200 shares (or 12/48th) that would have otherwise remained unvested on this date.

Example 2: On January 1, 2005, you were granted an option for 4800 shares. This option vests at the rate of 100 shares (or 1/48th) each month and, under its current vesting schedule, would become fully vested on January 1, 2009. However, under the amended vesting schedule, this option would vest 100 shares (or 1/48th) each month through January 1, 2008. On January 1, 2008, you would also become fully vested in the remaining 1200 shares (or 12/48th) that would have otherwise remained unvested on this date.

These examples are meant to describe how Abgenix may amend the vesting schedules of certain options; and they do not take into account the fact that the number of shares subject to an Abgenix option that is assumed upon the closing of the merger will be converted into an equivalent Amgen option using the conversion formula described in the answer to Question 1 above.

Q3:	Some employees have served at Abgenix for over 5 years with option grant prices above $30. Since these options are being terminated, is there any compensation for this?

A:	No. There will be no compensation for the termination of these options.

Specifically, each outstanding stock option to purchase shares of Abgenix common stock with a per share exercise price in excess of $30 will become fully vested and will terminate if not exercised within 30 days following the date the holder of such option is provided notice of such vesting. This notice will be given at least 31 days prior to the closing of the merger.

Q4:	Do the answers to stock option questions Q3 and Q4 from the Jan. 12 Q&A document apply to non-retained employees as well?

A:	Yes, the answers to Questions 3 and 4 regarding “Stock and Stock Options” from the January 12, 2006 Merger Q&As are applicable to all employees. As also described above in response to Question 1, each outstanding option to purchase shares of Abgenix common stock with a per share exercise price less than or equal to $30 will be converted into an equivalent option to purchase shares of Amgen common stock.

The treatment of options held by employees who are terminated in connection with the merger, as well as the severance benefits that will be based on unvested options, are described in response to Question 5.

Q5:	For Abgenix U.S. non-manufacturing employees who are terminated, will their unvested Abgenix stock options vest after the merger (i.e., accelerated vesting)?

A:	No. Only outstanding options to purchase shares of Abgenix common stock with exercise prices greater than $30 per share will become fully vested and will terminate if not exercised within 30 days following the date the holder of such option is provided notice of such vesting. Except as described in Question 2 above, all other options to purchase Abgenix common stock will not have their vesting schedules accelerated in connection with the merger, and will continue to vest on the same schedule when converted into Amgen options.

If you are terminated following the merger, you will have the post-termination exercise period of your option (usually 90 days), or the remaining term of your option, if less, to exercise your vested options and you will not be able to exercise any unvested options, which will be forfeited upon your termination. However, if you are terminated in connection with the merger, in certain circumstances, you will be entitled to severance benefits that include, among other things, a cash payment for any unvested Abgenix options that are forfeited.

Specifically, Amgen has agreed to implement an “Employee Transition Assistance Plan” under which, subject to certain restrictions, all active, regular, U.S. non-manufacturing employees will be eligible to participate. As part of this plan, if your employment is terminated under certain circumstances within one year of the merger, you will receive a cash payment in an amount equal to the aggregate positive difference (if any) between the closing sales price of a share of Amgen common stock as of the closing of the merger and the per share exercise price of each unvested assumed Abgenix stock option (as converted) that you hold on the date of termination.

Participants in Solicitation

Amgen and Abgenix and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Abgenix stockholders in connection with the merger. Information about the directors and executive officers of Amgen and their ownership of Amgen’s stock is set forth in the proxy statement for Amgen’s 2005 Annual Meeting of Stockholders. Information about the directors and executive officers of Abgenix and their ownership of Abgenix’s stock is set forth in the proxy statement for Abgenix’s 2005 Annual Meeting of Stockholders.

Additional Information About the Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Abgenix by Amgen. In connection with the proposed acquisition, Amgen and Abgenix intend to file relevant materials with the SEC, including Abgenix’s proxy statement for a Special Meeting of Stockholders for approval of the proposed merger. STOCKHOLDERS OF ABGENIX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ABGENIX’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Abgenix stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Abgenix. Such documents are not currently available.

Amgen Forward-Looking Statement

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and Amgen’s anticipated acquisition of Abgenix. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expected synergies, dilution and accretion, financial guidance, peak sales, timing of closing, industry ranking, execution of integration plans and management and organizational structure are all forward-looking statements. Risks, uncertainties and assumptions include the possibility that the development of certain products may not develop as expected or proceed as planned; that the acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the acquisition, the businesses of the companies suffer due to uncertainty; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies, as well as other risks that are discussed below and others that can be found in Amgen’s and Abgenix’s Form 10-K for the year ended December 31, 2004, and in Amgen’s periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s results may be affected by its ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. The length of time that it takes for Amgen to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future. Further, only the FDA can determine whether the product candidates are safe and effective for the use(s) being investigated. In addition, sales of Amgen’s products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. In addition, Amgen competes with other companies with respect to some of Amgen’s marketed products as well as for the discovery and development of new products. Amgen, or others could identify side effects or manufacturing problems with Amgen’s products after they are on the market. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

Abgenix Forward-Looking Statement

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to uncertainties that could cause actual future events and results of Abgenix and Amgen to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that Abgenix believes are reasonable but are not guarantees of future events and results.

Actual future events and results of Abgenix may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Factors that could cause actual results to differ materially from those contemplated above include, among others: the financial performance of Abgenix, regulatory review and approvals, the uncertainty of the outcome of research and development activities, manufacturing capabilities and difficulties and the complexity of Abgenix’s products, competition generally and the increasingly competitive nature of Abgenix’s industry, litigation, stock price and interest rate volatility, marketing effectiveness, liability from as-yet-unknown litigation and claims and changes in laws, including tax laws, that could affect the demand for Abgenix’s products. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions and governmental and public policy changes. Abgenix undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Abgenix’s actual results to differ materially from those contemplated in the forward-looking statements included in this communication should be considered in connection with information regarding risks and uncertainties that may affect Abgenix’s future results included in Abgenix’s filings with the Securities and Exchange Commission at www.sec.gov.